Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES FOURTH QUARTER
AND YEAR END RESULTS

Nampa, ID (October 28, 2011) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the fourth quarter and fiscal year ended September 30, 2011.  For the quarter ended September 30, 2011, the Company reported a net loss of ($2.0 million), or ($0.13) per diluted share, compared to a net loss of ($215,000), or ($0.01) per diluted share, for the same period a year ago. The fourth quarter of fiscal year 2011 includes the impact of the previously announced prepayment of the Bank’s Federal Home Loan Bank advances and building impairments and severance accruals recorded on upcoming branch closures totaling $2.0 million, net of taxes, while the fourth quarter of fiscal year 2010 included a bargain purchase gain of $1.9 million, net of taxes, related to the purchase of the assets and liabilities of LibertyBank headquartered in Eugene, Oregon in July 2010. Net income excluding restructuring items for the fourth quarter of fiscal year 2011 was $16,000 compared to a net loss of ($2.2 million) in the fourth quarter of fiscal year 2010. Net loss for the fiscal year ended September 30, 2011, was ($4.6 million), or ($0.30) per diluted share, compared to net loss of ($4.1 million), or ($0.26) per diluted share, for the fiscal year ended September 30, 2010.

The fourth quarter of fiscal year 2011 also includes significant transactions related to accounting for loans purchased in the LibertyBank Acquisition. The following table illustrates the significant accounting entries associated with the loan portfolio purchased in the LibertyBank Acquisition:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Accretion income due to loan prepayments	$5,663	$--	$5,663	$--
Accretion (Impairment) in FDIC indemnification asset	(6,915)	1,101	(4,989)	1,428
Provision for loan losses on covered loans	(2,563)	(1,050)	(10,274)	(1,050)
Indemnification recovery on provision for covered loan losses	2,078	998	9,313	1,276

The incremental accretion income due to repayments represents the amount of income recorded on the acquired loans above the contractual rate stated in the individual loan notes. The additional income stems from the discount established at the time these loan portfolios were acquired and the related impact of early prepayments on purchased loans. The impairment in the FDIC indemnification asset recognizes the decreased amount that the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans and other real estate owned. The impairment in the FDIC indemnification asset reduces noninterest income, resulting in a significant noninterest loss for the fourth quarter. The FDIC indemnification recovery increases noninterest income and represents the amount of the provision for loan losses expected to be recovered by the Bank from the FDIC. Loans purchased in the LibertyBank Acquisition were aggregated into pools. If an individual pool performs better than management’s original estimates, the Company may incur an increase in accretable yield on those pools, which is offset somewhat by impairment in the FDIC indemnification asset since loan losses are expected to be less than previously estimated. If the estimated cash flows in a loan pool are less than management previously estimated, an allowance for loan losses may be recorded through a provision, which is offset somewhat by the amount expected to be recovered from the FDIC under the loss sharing agreements. During the quarter ended September 30, 2011, the Bank incurred impairments in three loan pools purchased in the LibertyBank Acquisition that required a provision for loan losses, which was partially offset with an indemnification recovery. However, several loan pools are expected to perform with fewer losses than previously estimated, which

Home Federal Bancorp, Inc.
October 28, 2011

resulted in impairment in the FDIC indemnification asset and will increase interest income on loans in the future due to higher accretable yield.

The following items summarize key activities of the Company during the quarter ended September 30, 2011:

▪
The Company repurchased 133,182 shares of its common stock during the quarter at an average cost of $10.15 per share. The Company announced the extension of its share repurchase program to permit the repurchase of an additional 900,000 shares;

▪	Net interest income before provision increased $702,000 when compared to the linked quarter ended
June 30, 2011, excluding the impact of accretion income on loan prepayments;
▪
The provision for loan losses, less the FDIC indemnification recovery, totaled $507,000 and the provision for other real estate owned totaled $86,000. The provision for noncovered originated loans totaled $22,000 during the fourth quarter of 2011;

▪	Service charges and fees increased $239,000 from the quarter ended June 30, 2011;
▪	Noninterest expense increased by $1.1 million compared to the linked quarter as it included a number of items related to the Company’s previously announced branch closures;
▪	Total assets decreased $95.6 million during the quarter as maturing loans and investments were used to fund maturing certificates of deposit;
▪	Noncovered nonperforming assets declined $621,000, or 3.0%, compared to June 30, 2011, and represented 1.72% of total assets;
▪	Average core deposits (defined as checking, money market and savings accounts) increased $2.7 million,
▪	The Bank repaid all outstanding Federal Home Loan Bank (“FHLB”) borrowings, which resulted in a $2.0 million prepayment penalty;
▪	The Bank announced that five branches would be closed by January 5, 2012. The Company recorded a $1.2 million impairment on these facilities during the quarter ended September 30, 2011; and
▪	Severance charges related to the branch closures and other internal reorganizations totaled $250,000 during the fourth quarter of 2011.

Len E. Williams, the Company’s President and CEO, commented, “Clearly our financial results represent the continuing changes ongoing in our organization. Core performance of the Company continues to improve, albeit slowly in regard to loan originations. Excluding the one-time charges, which we expect to earn back in about a year through cost saves, the Company earned a profit. Our core deposits continued to grow and time certificates continued to shrink, resulting in a more stable, lower funding cost. The decline in nonperforming assets extended into our fourth quarter of fiscal 2011 and we continue to focus our efforts on resolving problem assets to maintain the momentum of our asset quality improvement as we enter fiscal year 2012.”

Results of operations

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). The LibertyBank Acquisition has been incorporated prospectively in the Company’s financial statements; therefore, year over year results of operations may not be comparable. In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “Community First Acquisition”).  Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

Net interest income. Net interest margin increased to 5.62% in the fourth quarter of fiscal year 2011 from 3.23% in the linked quarter. This increase was primarily the result of the $5.7 million increase in accretable yield on purchased loans discussed above.  Excluding the adjustment for accretable income, net interest margin was 3.60% during the fourth quarter of fiscal year 2011. Management expects the Company’s net interest margin to remain below optimal levels until growth occurs in the loan portfolio. The weak economy, however, may limit the Company’s ability to significantly increase loans in the near-term.

Home Federal Bancorp, Inc.
October 28, 2011

Similarly, the Company’s yield on earning assets increased to 6.30% in the current quarter from 3.92% in the linked quarter primarily due to the increase in accretable yield on purchased loans. The yield on total loans increased to 12.56% in the current quarter compared to 6.67% in the linked quarter. Excluding the accretable yield adjustment, the yield on loans was 7.94% during the fourth quarter of fiscal year 2011.

Continued runoff in certificates of deposits combined with growth in average core deposits resulted in a reduced cost of funds compared to prior periods. The cost of funds for the quarter ended September 30, 2011, was 0.85% compared to 0.83% for the quarter ended June 30, 2011, and 1.16% in the year-ago quarter. The Company currently anticipates a meaningful decline in the cost of funds in the next fiscal year due to the early retirement of the Bank’s FHLB borrowings.

For the fiscal year ended September 30, 2011, net interest income before the provision for loan losses increased $14.8 million, or 54.5%, to $42.0 million compared to $27.2 million for fiscal year 2010. The increase was attributable to an increase in average earning assets due to the LibertyBank acquisition, combined with reductions in certificates of deposit balances and the cost of funds and the increase in accretable yield on purchased loans. Net interest margin for fiscal year 2011, was 4.68% compared to 3.09% for fiscal year 2010.

Provision for loan losses. A provision for loan losses of $2.6 million was recorded for the quarter ended September 30, 2011, compared to $3.9 million for the same period of the prior year and $2.8 million for the linked quarter. The provision for noncovered originated loans was $22,000 in the September 30, 2011, quarter. The provision related to covered loans purchased in the Community First Acquisition totaled $220,000 and an indemnification recovery of $209,000 was recorded in noninterest income. The provision for loan losses on loans and leases purchased in the LibertyBank Acquisition totaled $2.3 million during the fourth quarter of fiscal year 2011 and an indemnification recovery of $1.9 million was recorded in noninterest income.

Noninterest income. Noninterest income for the quarter ended September 30, 2011, is reported as loss due to a number of one-time transactions. Noninterest income for the fourth quarter of 2011 includes $2.0 million of prepayment penalties on FHLB borrowings and impairments on the FDIC indemnification asset of $6.9 million. The FDIC indemnification recovery, which reflects the amount of the provision for loan losses the Company expects to recover from the FDIC, totaled $2.1 million and $2.4 million in the quarters ending September 30, 2011 and June 30, 2011, respectively. Excluding these items, noninterest income increased by $822,000 in the fourth quarter of fiscal year 2011 compared to the linked quarter.

Service charges and fee income increased $239,000 to $2.7 million for the quarter ended September 30, 2011, when compared to the quarter ended June 30, 2011, due to increases in revenue from merchant cards, overdraft fees and investment services. Interchange fee income was relatively flat for the September 30, 2011 quarter compared to the linked quarter. Noninterest income also includes pre-tax gains on sales of securities of $607,000 in the fourth quarter of fiscal year 2011.

Noninterest expense. Noninterest expense for the quarter ended September 30, 2011, increased $1.1 million compared to the quarter ended June 30, 2011, primarily due to the $1.2 million impairment of facilities related to previously-announced branch closures. Noninterest expense was higher during fiscal year 2011 compared to fiscal year 2010 primarily as a result of the LibertyBank Acquisition. The following discussion on noninterest expense compares the quarter ended September 30, 2011, to the quarter ended June 30, 2011.

Compensation expense increased $301,000 during the quarter due to severance accruals of approximately $225,000 related to branch closings and organizational realignment. Management expects these positions to be phased out and eliminated during the quarter ended December 31, 2011. The September 30, 2011, quarter also included approximately $212,000 related to incentive plan accruals. Data processing and professional services expenses declined $188,000 and $276,000, respectively, compared to the June 30, 2011, quarter as a number of information technology initiatives are winding down through the end of calendar 2012. Advertising expense increased during the fourth quarter as the Bank launched a rebranding campaign that included a new interest-bearing commercial checking account. The provision for real estate owned fell to $86,000 in the September 30, 2011, quarter compared to the linked quarter provision of $296,000.

Home Federal Bancorp, Inc.
October 28, 2011

Balance Sheet

Total assets decreased $95.6 million, or 7.5%, compared to June 30, 2011, and $305.6 million since
September 30, 2010.

Cash and Investments. Cash and amounts due from depository institutions at September 30, 2011 decreased by $11.2 million from June 30, 2011, and by $225.7 million from September 30, 2010, as the Company utilized excess cash to prepay borrowings from the FHLB and fund maturities of certificates of deposit. Investments decreased $41.3 million during the quarter to $380.8 million at September 30, 2011. Management analyzed the Company’s investment portfolio and identified approximately $27.6 million of securities that evidenced a high risk of prepayment and the possibility of negative book yields due to accelerated amortization of the purchase premiums on those securities if the prepayment speeds accelerated. With the recent rally in the bond market, management ascertained the likelihood of early prepayments and negative yields was now much higher. Therefore, the Company sold those securities and recorded a pre-tax gain on sale of securities of $607,000 during the quarter ended September 30, 2011.

Loans and leases. Net loans held for investment declined by $23.2 million during the quarter ended September 30, 2011. Net losses on charged-off loans totaled $1.6 million during the quarter with losses on noncovered organic loans totaling $255,000. Commercial construction and land development loans and one-to-four family loans declined by $10.5 million and $8.3 million, respectively, during the quarter. Loans and leases in the Company’s leasing subsidiary declined by $4.6 million during the quarter as the Company is no longer originating loans for that portfolio. Commenting on the lending environment, Mr. Williams stated, “While we continue to see weak loan demand in all of our markets, we are experiencing increased activity and growth in our loan pipelines. Overall loan growth will be limited, however, due on the fact that we have three significant loan portfolios that will continue to decline: residential real estate loans, loans and leases in our leasing company, and nonperforming loans that we purchased in our FDIC-assisted acquisitions. The residential real estate portfolio has not increased since 2006, as nearly all conforming mortgage loans are sold upon closing. The leasing company ceased new loan production shortly after the LibertyBank Acquisition since this is not a core line of business for the Company and the existing loans have been running off rapidly. We are pleased that the nonperforming loan portfolio is declining quickly. We continue to seek new commercial lending opportunities that fit our underwriting criteria.”

Asset Quality. The allowance for loan and lease losses was $14.4 million at September 30, 2011, compared to $13.4 million at June 30, 2011. The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $5.1 million, or 3.32% of covered loans, at September 30, 2011, and the allowance for loan losses allocated to the noncovered loan portfolio was $9.2 million, or 2.81% of noncovered loans at that date. The FDIC indemnification receivable declined $24.3 million to $33.9 million at September 30, 2011, as payments were received from the FDIC during the quarter for claims submitted earlier in fiscal year 2011 and due to the reduction in loan losses on covered loans during fiscal year 2011 compared to earlier estimates, which resulted in the impairment noted above.

Loans delinquent 30 to 89 days totaled $1.2 million at September 30, 2011, compared to $1.8 million at June 30, 2011, including $664,000 and $64,000, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $48.0 million at September 30, 2011, compared to $53.6 million at June 30, 2011. The following table summarizes nonperforming loans and other real estate owned at September 30, 2011, and June 30, 2011:

Home Federal Bancorp, Inc.
October 28, 2011

	September 30, 2011			June 30, 2011			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$2,351	$1,247	$3,598	$4,061	$2,929	$6,990	$(1,710)	$(1,682)
Commercial and multifamily real estate	8,321	5,887	14,208	9,604	6,285	15,889	(1,283)	(398)
One- to four-family residential	647	4,906	5,553	770	4,480	5,250	(123)	426
Other	296	907	1,203	710	584	1,294	(414)	323
Total nonperforming loans	11,615	12,947	24,562	15,145	14,278	29,423	(3,530)	(1,331)

Real estate owned and other repossessed assets	16,163	7,275	23,438	17,614	6,565	24,179	(1,451)	710

Total	$27,778	$20,222	$48,000	$32,759	$20,843	$53,602	$(4,981)	$(621)

Deposits and Borrowings. Deposits decreased $50.0 million to $959.5 million during the quarter ended September 30, 2011. Balances in certificates of deposit declined during the quarter by $72.0 million to $310.3 million. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly those assumed in the LibertyBank Acquisition. Average balances of core deposits were $2.7 million higher during the fourth quarter of fiscal 2011 compared to the quarter ended June 30, 2011. Core deposits comprised 67.7% of total deposits at September 30, 2011, and have increased $35.6 million since September 30, 2010, while certificates of deposit have declined $265.7 million during that period.

FHLB advances and other borrowings decreased $62.7 million, to $4.9 million at September 30, 2011, compared to $67.6 million at September 30, 2010. As previously announced, the Bank repaid all outstanding borrowings from the FHLB, with balances totaling $48.3 million during the fourth quarter of fiscal year 2011. The prepayment penalty was $2.0 million and the estimated pre-tax interest expense savings compared to the prepayment penalty over the remaining term of the borrowings will be approximately $165,000. The early extinguishment of this debt will reduce interest expense by approximately $1.5 million during the twelve months ending September 30, 2012, and approximately $600,000 during the twelve months ending September 30, 2013.

Equity. Stockholders’ equity decreased $2.2 million during the quarter to $194.7 million at September 30, 2011, primarily due to the net loss from operations of $2.0 million and a reduction of $1.4 million in equity due to the repurchase of common stock during the quarter, which was offset by an increase in accumulated other comprehensive income representing the unrealized gain on investments, net of taxes. Additionally, the Company paid dividends of $834,000 during the quarter.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 33 full-service banking offices. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company's web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant

Home Federal Bancorp, Inc.
October 28, 2011

economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
October 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY	September 30,	June 30,	September 30,
CONSOLIDATED BALANCE SHEETS	2011	2011	2010
(In thousands, except share data) (Unaudited)

ASSETS
Cash and equivalents	$190,734	$201,944	$416,426
Investments available-for-sale, at fair value	380,847	422,142	275,180
FHLB stock, at cost	17,717	17,717	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $14,365, $13,387 and $15,432	468,213	491,421	621,010
Loans held for sale	2,088	524	5,135
Accrued interest receivable	2,800	2,771	2,694
Property and equipment, net	32,743	33,519	27,955
Bank owned life insurance	12,848	12,745	12,437
Real estate owned and other repossessed assets	23,438	24,179	30,481
FDIC indemnification receivable, net	33,863	58,139	64,574
Core deposit intangible	3,246	3,414	3,971
Other assets	8,691	4,279	5,281
TOTAL ASSETS	$1,177,228	$1,272,794	$1,482,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$141,040	$133,143	$138,300
Interest-bearing demand	251,347	235,061	225,794
Money market	177,183	176,180	180,454
Savings	79,640	82,774	69,079
Certificates	310,299	382,311	576,035
Total deposit accounts	959,509	1,009,469	1,189,662

Advances by borrowers for taxes and insurance	1,333	711	4,658
Accrued interest payable	249	458	631
Deferred compensation	5,797	5,724	5,583
FHLB advances and other borrowings	4,892	53,422	67,622
Deferred income tax liability, net	3,538	2,689	2,211
Other liabilities	7,256	3,494	7,406
Total liabilities	982,574	1,075,967	1,277,773

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding, none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	161	162	167
Sep. 30, 2011 - 17,512,197 issued; 16,057,434 outstanding
Jun. 30, 2011 - 17,512,197 issued; 16,191,716 outstanding
Sep. 30, 2010 - 17,460,311 issued; 16,687,561 outstanding
Additional paid-in capital	147,057	147,968	152,682
Retained earnings	48,886	51,737	56,942
Unearned shares issued to employee stock ownership plan	(7,615)	(7,875)	(8,657)
Accumulated other comprehensive income	6,165	4,835	3,954
Total stockholders’ equity	194,654	196,827	205,088
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,177,228	$1,272,794	$1,482,861

Home Federal Bancorp, Inc.
October 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Interest and dividend income:
Loans and leases	$15,416	$9,532	$41,981	$30,739
Investment securities	2,116	1,455	8,508	6,467
Other interest and dividends	115	422	578	328
Total interest and dividend income	17,647	11,409	51,067	37,534
Interest expense:
Deposits	1,381	2,073	6,791	7,202
FHLB advances and other borrowings	508	768	2,277	3,153
Total interest expense	1,889	2,841	9,068	10,355
Net interest income	15,758	8,568	41,999	27,179
Provision for loan losses	2,585	3,925	11,396	10,300
Net interest income after provision for loan losses	13,173	4,643	30,603	16,879
Noninterest income:
Service charges and fees	2,685	2,422	9,823	9,157
FDIC indemnification recovery	2,078	998	9,313	1,276
Bargain purchase gain	--	3,209	--	3,209
Accretion (Impairment) of FDIC indemnification asset	(6,915)	1,101	(4,989)	1,428
Prepayment penalty on borrowings	(2,007)	--	(2,007)	--
Other	1,100	709	2,905	1,609
Total noninterest income	(3,059)	8,439	15,045	16,679
Noninterest expense:
Compensation and benefits	7,081	6,596	28,135	20,562
Occupancy and equipment	1,656	1,670	6,897	4,693
Data processing	964	1,216	4,243	3,742
Advertising	474	448	1,122	1,223
Postage and supplies	351	332	1,252	848
Professional services	587	1,036	3,204	2,411
Insurance and taxes	502	752	3,294	2,213
Amortization of intangibles	168	136	725	136
Provision for REO	86	686	1,414	3,195
Other	1,675	660	3,223	1,820
Total noninterest expense	13,544	13,532	53,509	40,843
Loss before income taxes	(3,430)	(450)	(7,861)	(7,285)
Income tax benefit	(1,413)	(235)	(3,232)	(2,889)
Net loss before extraordinary gain	(2,017)	(215)	(4,629)	(4,396)
Extraordinary gain, net of tax of $195	--	--	--	305
Net loss	$(2,017)	$(215)	$(4,629)	$(4,091)

Loss per common share before extraordinary item:
Basic	$(0.13)	$(0.01)	$(0.30)	$(0.28)
Diluted	(0.13)	(0.01)	(0.30)	(0.28)
Gain per common share of extraordinary item:
Basic	n/a	n/a	n/a	0.02
Diluted	n/a	n/a	n/a	0.02
Loss per common share:
Basic	(0.13)	(0.01)	(0.30)	(0.26)
Diluted	(0.13)	(0.01)	(0.30)	(0.26)
Weighted average number of shares outstanding:
Basic	15,199,958	15,581,696	15,511,545	15,513,850
Diluted	15,199,958	15,581,696	15,511,545	15,513,850
Dividends declared per share:	$0.055	$0.055	$0.220	$0.220

Home Federal Bancorp, Inc.
October 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	For the Quarterly Periods During Fiscal Year 2011								For the Quarter Ended
	September 30, 2011		June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010
SELECTED PERFORMANCE RATIOS
Loss on average assets (1)	(0.65	) %	(0.02	) %	(0.36	) %	(0.37	) %	(0.06	) %
Loss on average equity (1)	(4.08)		(0.16)		(2.40)		(2.59)		(0.42)
Net interest margin (1)	5.62		3.23		2.82		2.58		2.89
Efficiency ratio (2)	127.52		82.27		116.52		109.49		105.72

PER SHARE DATA
Diluted loss per share before extr. item	$(0.13)		$(0.01)		$(0.08)		$(0.08)		$(0.01)
Tangible book value per outstanding share	11.92		11.95		11.75		11.83		12.05
Cash dividends declared per share	0.055		0.055		0.055		0.055		0.055
Average number of diluted shares outstanding (3)	15,199,958		15,536,539		15,648,721		15,663,436		15,581,696

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$9,225		$9,458		$10,967		$11,964		$11,904
Nonperforming loans	12,947		14,278		18,082		18,491		9,686
Nonperforming assets	20,222		20,843		23,510		27,887		19,654
Provision for loan losses	22		200		--		900		2,875
Allowance for loan losses to loans	2.81%		2.84%		3.20%		3.40%		3.32%
Nonperforming loans to gross loans	3.95		4.28		5.26		5.25		2.70
Nonperforming assets to assets	2.05		1.93		2.11		2.47		1.66

Total covered assets (5)	$170,263		$190,406		$221,153		$252,250		$298,221

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,121,202		$1,163,707		$1,209,398		$1,289,717		$1,183,998
Average interest-bearing liabilities	893,112		964,582		1,007,914		1,075,814		991,191
Net average earning assets	228,090		199,125		201,484		213,903		192,807
Average interest-earning assets to average interest-bearing liabilities	125.54%		120.64%		119.99%		119.88%		119.45%
Stockholders’ equity to assets	16.53		15.46		14.86		14.59		13.82

STATEMENT OF OPERATIONS DATA
Interest income	$17,647		$11,392		$10,785		$11,244		$11,409
Interest expense	1,889		1,999		2,250		2,930		2,841
Net interest income	15,758		9,393		8,535		8,314		8,568

Provision for loan losses	2,585		2,811		3,000		3,000		3,925
Noninterest income	(3,059)		5,707		6,094		6,303		8,439
Noninterest expense	13,544		12,423		13,723		13,819		13,532
Net loss before taxes	(3,430)		(134)		(2,094)		(2,202)		(450)
Income tax benefit	(1,413)		(56)		(892)		(871)		(235)
Net loss	$(2,017)		$(78)		$(1,202)		$(1,331)		$(215)

(1)	Amounts are annualized.
(2)
Noninterest expense divided by total revenue, defined as net interest income plus noninterest income, excluding bargain purchase gains and FDIC indemnification recoveries on provisions for losses on covered loans.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(5)	Loans and other real estate owned covered by loss share agreements with the FDIC.

Home Federal Bancorp, Inc.
October 28, 2011

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Management believes net income (loss) excluding restructuring items is a useful financial measure because it enables investors to assess the Company’s ability to generate income from core operations. Net income (loss) excluding restructuring items is equal to loss before taxes, decreased for charges and increased by gains related to non-recurring strategic initiatives and income tax expense, as adjusted for the non-recurring items. The following table presents net income excluding restructuring (non-GAAP) for the periods presented:

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands)	2011	2010	2011	2010

Loss before income taxes	$(3,430)	$(450)	$(7,861)	$(7,285)
Add:
Prepayment penalty on borrowings	2,007	--	2,007	--
Impairment on branch facilities	1,200	--	1,200	--
Severance costs associated with branch closings and reorganization	250	--	250	--
Less:
Bargain purchase gain	--	(3,209)	--	(3,209)
Income (Loss) before income taxes excluding restructuring items and bargain purchase gain	27	(3,659)	(4,404)	(10,494)

Income tax benefit, as reported	(1,413)	(235)	(3,232)	(2,889)
Impact of restructuring items on income tax benefit	1,424	(1,251)	1,424	(1,251)
Extraordinary gain, net of tax of $195	--	--	--	305
Net income (loss) excluding restructuring items and bargain purchase gain (non-GAAP)	$16	$(2,173)	$(2,596)	$(6,049)

Net loss, as reported (GAAP)	$(2,017)	$(215)	$(4,629)	$(4,091)